Company Contacts:
                                       Bradley B. Buechler, President
                                         and Chief Executive Officer

                                       David B. Mueller, Executive V.P.
                                         and Chief Operating Officer

For Immediate Release
Monday, June 10, 1996


         SPARTECH CORPORATION ANNOUNCES AGREEMENT TO PURCHASE

                 THE NET ASSETS OF HAMELIN GROUP INC.


     ST. LOUIS, MISSOURI, June 10, 1996 -- Spartech Corporation (NYSE-SEH) announced today that it has entered into an agreement to acquire the net assets of Hamelin Group Inc.'s Extrusion, Color and Molding Divisions -- long established manufacturers of extruded plastic sheet, color concentrates and molded food packaging, industrial & housewares products -- based in Montreal, Canada.
     Spartech's President and Chief Executive Officer, Bradley B. Buechler, stated, "We are enthusiastic about the prospect of adding Hamelin's extrusion, color and molding divisions to the Spartech family of companies. The addition of Hamelin will be of strategic importance in further strengthening our current eleven plant extruded sheet & rollstock segment -- Spartech Plastics -- while also enhancing the capabilities within our Spartech Compounding group. Hamelin's two extruded sheet plants, located in Cornwall, Ontario and Granby, Quebec, plus their color concentrate house, situated in Stratford, Ontario, will give us the additional capacity we were looking for when we recently announced our intent to open a new Northeastern U.S. or Canadian Spartech Plastics facility by early 1997. In addition, Hamelin's molding group, with one U.S. and three Canadian facilities, will complement well our recent acquisition of Portage Industries and its significant volume in the growing plastics packaging industry."
                                -more-

     Mr. Buechler further stated, "When completed, the combination of Spartech Corporation's current annual sales volume of just over $400 million and Hamelin's recent running rate of $80-$85 million will increase our annual production capacity and total Company sales to more than 550 million pounds and $475 million, respectively. Terms of the acquisition, which has an approximate $55-$60 million cash purchase price, will be disclosed when the transaction is completed."
     Spartech's Executive Vice President and Chief Operating Officer, David B. Mueller, stated, "Current plans call for the transaction to close, subject to necessary consents and approvals, on or before August 31, 1996. The acquisition will be financed through a combination of $30 million in new borrowings and an approximate equal amount of a common stock equity offering. We expect our debt-to-equity ratio to be approximately one-to-one after the transaction and currently anticipate the acquisition to be accretive to our earnings per share immediately."
     Finally, Mr. Buechler added, "Spartech plans on putting additional manufacturing equipment and capital into Hamelin's facilities during the next 12-18 months. We also anticipate retaining all Hamelin personnel following completion of the transaction."
     Spartech is a leading manufacturer of engineered thermoplastic materials and polymeric compounds which today annually produces more than 400 million pounds of extruded sheet & rollstock and specialty plastic alloys, compounds & color concentrates.

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